Exhibit 99.1

For Immediate Release

Contact: Lee Feldman, Peters & Feldman for ALM
         Phone:  (203) 854-6761  E-mail: leefeld@ix.netcom.com


             AMERICAN LAWYER MEDIA EXPANDS WITH INTEGRATION OF
               LAW.COM ONLINE CONTENT AND SEMINAR BUSINESSES


NEW YORK (May 1, 2002) - American Lawyer Media, Inc. (ALM), the nation's leading legal journalism and information company, today announced that it will acquire and operate Law.com's Web content and seminar businesses, bringing together the nation's premier sources of print and online content for the legal industry. The law.com(R) brand will be retained under the ALM umbrella, and the web site will feature expanded content and services from ALM's 24 national and regional publications, including The American Lawyer(R) and The National Law Journal(R), as well as other ALM publishing, tradeshow and research divisions.

"The reuniting of these two leading legal media outlets will reinforce ALM's position as the gateway to the legal industry," said William Pollak, CEO of ALM. "Both subscribers and advertisers will benefit from our enhanced ability to streamline communication to the industry, simplify execution of marketing programs and expand the information content and services that law.com has provided visitors over the past two years."

In a separate release today, ALM announced that General Electric Capital Corporation would provide the company with a $40 MM revolving credit facility. The credit facility will significantly expand funds available to the company and will replace existing bank facilities.

Law.com was formed as an independent company in mid-1999, to leverage ALM's existing online assets. Since that time, Law.com has steadily expanded its online offerings to include Practice Centers for specialty law practice areas, state Web sites and information sites for in-house counsel, law students and legal technology professionals. Law.com's RealLegal legal application services business will be spun off as a new entity, RealLegal, LLC, based in Denver.

The Law.com group will operate as a division within ALM and will continue to be based at its current location in San Francisco. The transaction will become effective today.

"As one company, under one management team, we will be able to manage delivery of information to an expanding customer base more efficiently and pursue additional revenue opportunities. As a result, while we expect that this transaction will have a short-term negative impact on earnings, we believe that it will add significant bottom-line value for all ALM stakeholders in the long-term," said Pollak. "The product and revenue enhancement opportunities we're evaluating for the immediate future include expanded cross-promotion of job opportunities and listings, as well as integrated Web access to content not currently available on the law.com site. This new content includes ALM's extensive online databases for verdicts and settlements across the country, ALM's expert witness and consultant network for litigators, and ALM newsletters and directories."

Headquartered in New York City, ALM is a leading integrated media company, focused on the legal industry. ALM currently owns and publishes 24 national and regional legal magazines and newspapers, including The American Lawyer and The National Law Journal. ALM's other businesses include book, custom and newsletter publishing, production of legal trade shows and conferences, educational seminars and distribution of content related to the legal industry. ALM also operates the nation's most comprehensive court verdict and settlement reporting system, available online at www.verdictsearch.com. ALM was formed by U.S. Equity Partners, L.P., a private equity fund sponsored by Wasserstein & Co., LP. More information on ALM, its business and services is available on the Web at www.americanlawyermedia.com.